                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                               (Amendment No. 1)*

                                   hi/fn, inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    428658105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to
which this Schedule is filed:                                  [ ] Rule 13d-1(b)
                                                               [x] Rule 13d-1(c)
                                                               [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Taylor H. Wilson, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5615

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP No. - 428658105                                         Page 2 of 20 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  WS Capital, L.L.C.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  Texas
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                       0
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING                      0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                       0
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
            9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                         REPORTING PERSON

                                  0
--------------------------------------------------------------------------------
            10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                         EXCLUDES CERTAIN SHARES                            [ ]

--------------------------------------------------------------------------------
            11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0%
--------------------------------------------------------------------------------
            12           TYPE OF REPORTING PERSON

                                  HC
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 428658105                                         Page 3 of 20 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  WS Capital Management, L.P.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  Texas
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                       0
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING                      0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                       0
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
            9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                         REPORTING PERSON

                                  0
--------------------------------------------------------------------------------
            10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                         EXCLUDES CERTAIN SHARES                            [ ]

--------------------------------------------------------------------------------
            11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0%
--------------------------------------------------------------------------------
            12           TYPE OF REPORTING PERSON

                                  IA
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 428658105                                         Page 4 of 20 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  Walker Smith Capital, L.P.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  Texas
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                       0
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING                      0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                       0
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
            9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                         REPORTING PERSON

                                  0
--------------------------------------------------------------------------------
            10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                         EXCLUDES CERTAIN SHARES                            [ ]

--------------------------------------------------------------------------------
            11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0%
--------------------------------------------------------------------------------
            12           TYPE OF REPORTING PERSON

                                  PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 428658105                                         Page 5 of 20 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  Walker Smith Capital(Q.P), L.P.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  Texas
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                       0
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING                      0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                       0
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
            9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                         REPORTING PERSON

                                  0
--------------------------------------------------------------------------------
            10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                         EXCLUDES CERTAIN SHARES                            [ ]

--------------------------------------------------------------------------------
            11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0%
--------------------------------------------------------------------------------
            12           TYPE OF REPORTING PERSON

                                  PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 428658105                                         Page 6 of 20 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  Walker Smith International Fund, Ltd.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  British Virgin Islands
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                       0
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING                      0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                       0
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
            9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                         REPORTING PERSON

                                  0
--------------------------------------------------------------------------------
            10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                         EXCLUDES CERTAIN SHARES                             [ ]

--------------------------------------------------------------------------------
            11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0%
--------------------------------------------------------------------------------
            12           TYPE OF REPORTING PERSON

                                  CO
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 428658105                                         Page 7 of 20 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  WSV Management, L.L.C.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  Texas
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                       0
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING                      0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                       0
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
            9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                         REPORTING PERSON

                                  0
--------------------------------------------------------------------------------
            10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                         EXCLUDES CERTAIN SHARES                             [ ]

--------------------------------------------------------------------------------
            11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0%
--------------------------------------------------------------------------------
            12           TYPE OF REPORTING PERSON

                                  IA
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 428658105                                         Page 8 of 20 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  WS Ventures Management, L.P.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  Texas
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                       0
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING                      0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                       0
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
            9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                         REPORTING PERSON

                                  0
--------------------------------------------------------------------------------
            10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                         EXCLUDES CERTAIN SHARES                             [ ]

--------------------------------------------------------------------------------
            11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0%
--------------------------------------------------------------------------------
            12           TYPE OF REPORTING PERSON

                                  HC
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 428658105                                         Page 9 of 20 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  WS Opportunity Fund, L.P.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  Texas
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                       0
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING                      0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                       0
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
            9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                         REPORTING PERSON

                                  0
--------------------------------------------------------------------------------
            10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                         EXCLUDES CERTAIN SHARES                             [ ]

--------------------------------------------------------------------------------
            11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0%
--------------------------------------------------------------------------------
            12           TYPE OF REPORTING PERSON

                                  PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 428658105                                        Page 10 of 20 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  WS Opportunity Fund(Q.P.), L.P.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  Texas
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                       0
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING                      0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                       0
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
            9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                         REPORTING PERSON

                                  0
--------------------------------------------------------------------------------
            10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                         EXCLUDES CERTAIN SHARES                             [ ]

--------------------------------------------------------------------------------
            11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0%
--------------------------------------------------------------------------------
            12           TYPE OF REPORTING PERSON

                                  PN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 428658105                                        Page 11 of 20 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  WS Opportunity Fund International, Ltd.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  Cayman Islands
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                       0
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING                      0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                       0
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
            9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                         REPORTING PERSON

                                  0
--------------------------------------------------------------------------------
            10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                         EXCLUDES CERTAIN SHARES                            [ ]

--------------------------------------------------------------------------------
            11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0%
--------------------------------------------------------------------------------
            12           TYPE OF REPORTING PERSON

                                  CO
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 428658105                                        Page 12 of 20 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  Reid S. Walker
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                       0
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING                      0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                       0
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
            9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                         REPORTING PERSON

                                  0
--------------------------------------------------------------------------------
            10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                         EXCLUDES CERTAIN SHARES                            [ ]

--------------------------------------------------------------------------------
            11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0%
--------------------------------------------------------------------------------
            12           TYPE OF REPORTING PERSON

                                  HC
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 428658105                                        Page 13 of 20 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  G. Stacy Smith
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                       0
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING                      0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                       0
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
            9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                         REPORTING PERSON

                                  0
--------------------------------------------------------------------------------
            10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                         EXCLUDES CERTAIN SHARES                            [ ]

--------------------------------------------------------------------------------
            11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0%
--------------------------------------------------------------------------------
            12           TYPE OF REPORTING PERSON

                                  HC
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 428658105                                        Page 14 of 20 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  Patrick P. Walker
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                       0
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING                      0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                       0
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
            9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                         REPORTING PERSON

                                  0
--------------------------------------------------------------------------------
            10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                         EXCLUDES CERTAIN SHARES                            [ ]

--------------------------------------------------------------------------------
            11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0%
--------------------------------------------------------------------------------
            12           TYPE OF REPORTING PERSON

                                  HC
--------------------------------------------------------------------------------

CUSIP No. - 428658105                                        Page 15 of 20 Pages

         This Amendment No. 1 to Schedule 13G relates to the shares of common stock, par value $0.001 per share ("Common Stock"), of hi/fn, inc., a Delaware corporation, purchased by (i) WS Capital, L.L.C., a Texas limited liability company ("WS Capital"), for the account of (1) Walker Smith Capital, L.P., a Texas limited partnership ("WSC"), (2) Walker Smith Capital (Q.P.), L.P., a Texas limited partnership ("WSCQP"), and (3) Walker Smith International Fund, Ltd., a British Virgin Islands exempted company ("WS International"), and (ii) WSV Management, L.L.C., a Texas limited liability company ("WSV"), for the account of (1) WS Opportunity Fund, L.P., a Texas limited partnership ("WSO"),
(2) WS Opportunity Fund (Q.P.), L.P., a Texas limited partnership ("WSOQP"), and
(3) WS Opportunity Fund International, Ltd., a Cayman Islands exempted company ("WSO International"). WS Capital is the general partner of WS Capital Management, L.P., a Texas limited partnership ("WSC Management"). WSC Management is the general partner of each of WSC and WSCQP and the investment manager and agent and attorney-in-fact for WS International. WSV is the general partner of WS Ventures Management, L.P., a Texas limited partnership ("WSVM"). WSVM is the general partner of each of WSO and WSOQP and the investment manager and agent and attorney-in-fact for WSO International. Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV, and Patrick P. Walker is a principal of WSV. Each of the reporting persons hereby expressly disclaims membership in a "group" under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the shares of Common Stock reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group.

Item 1(a)         Name of Issuer:

                  hi/fn, inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  750 University Avenue, Suite 230
                  Los Gatos, California 95032

Item 2(a)         Names of Persons Filing:

                  See Item 1 of each cover page.

Item 2(b)         Address of Principal Business Offices:

                  300 Crescent Court, Suite 880
                  Dallas, Texas 75201

Item 2(c)         Citizenship:

                  See Item 4 of each cover page.

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $0.001 per share

CUSIP No. - 428658105                                        Page 16 of 20 Pages

Item 2(e)         CUSIP Number:

                  428658105

Item 3            Status of Persons Filing:

                  (a)  [ ] Broker or dealer registered under section 15 of the
                           Act (15 U.S.C. 78o);

                  (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15
                           U.S.C. 78c);

                  (c)  [ ] Insurance company as defined in section 3(a)(19)of the Act (15 U.S.C. 78c);

                  (d)  [ ] Investment company registered under section 8 of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-8);

                  (e)  [ ] An investment adviser in accordance with Section
                           240.13d-1(b)(1)(ii)(E);

                  (f)  [ ] An employee benefit plan or endowment fund in
                           accordance with Section 240.13d-1(b)(1)(ii)(F);

                  (g)  [ ] A parent holding company or control person in
                           accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h)  [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i)  [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j)  [ ] Group, in accordance with Section
                           240.13d-1(b)(1)(ii)(J).

Item 4            Ownership:

                  (a) As of December 31, 2003, none of WS Capital, WSC Management, WSV, WSVM, WSC, WSCQP, WS International, WSO, WSOQP, WSO International, Reid S. Walker, G. Stacy Smith or Patrick P. Walker was the beneficial owner of any shares of Common Stock.

                  (b)  Percent of class:

                       See Item 11 of each cover page.

                  (c)  Number of shares as to which each person has:

                       (i)    sole power to vote or to direct the vote:

                              See Item 5 of each cover page.

                       (ii)   shared power to vote or to direct the vote:

                              See Item 6 of each cover page.

CUSIP No. - 428658105                                        Page 17 of 20 Pages

                       (iii) sole power to dispose or to direct the disposition of:

                              See Item 7 of each cover page.

                       (iv) shared power to dispose or to direct the disposition of:

                              See Item 8 of each cover page.

Item 5            Ownership of 5% or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                  WSC Management is an investment adviser registered with the State of Texas and, as such, has beneficial ownership of the shares of Common Stock held by its clients, WSC, WSCQP and WS International. WS Capital is the general partner of WSC Management. Reid S. Walker and G. Stacy Smith are the sole principals of WS Capital, and therefore exercise investment discretion and control with respect to the shares of Common Stock held by WSC Management's clients.

                  WSV is an investment adviser registered with the State of Texas and is the general partner of WSVM and, as such, has beneficial ownership of the shares of Common Stock held by its clients, WSO, WSOQP and WSO International. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are the sole principals of WSV, and therefore exercise investment discretion and control with respect to the shares of Common Stock held by WSV's clients.

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------                                        -------------------
CUSIP No. - 428658105                                        Page 18 of 20 Pages
---------------------                                        -------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2004

                           WS CAPITAL, L.L.C.

                           By:   /s/ Reid S. Walker
                               -------------------------------------------------
                               Reid S. Walker, Member

                           WS CAPITAL MANAGEMENT, L.P.

                           By: WS Capital, L.L.C., its general partner

                           By:   /s/ Reid S. Walker
                               -------------------------------------------------
                               Reid S. Walker, Member

                           WALKER SMITH CAPITAL, L.P.

                           By: WS Capital Management, L.P., its general partner

                           By: WS Capital, L.L.C., its general partner

                           By:   /s/ Reid S. Walker
                               -------------------------------------------------
                               Reid S. Walker, Member

                           WALKER SMITH CAPITAL (Q.P.), L.P.

                           By: WS Capital Management, L.P., its general partner

                           By: WS Capital, L.L.C., its general partner

                           By:   /s/ Reid S. Walker
                               -------------------------------------------------
                               Reid S. Walker, Member

---------------------                                        -------------------
CUSIP No. - 428658105                                        Page 19 of 20 Pages
---------------------                                        -------------------

                           WALKER SMITH INTERNATIONAL FUND, LTD.

                           By: WS Capital Management, L.P., its agent and
                               attorney-in-fact

                           By: WS Capital, L.L.C., its general partner

                           By:   /s/ Reid S. Walker
                               -------------------------------------------------
                               Reid S. Walker, Member

                           WSV MANAGEMENT, L.L.C.

                           By:   /s/ Reid S. Walker
                               -------------------------------------------------
                               Reid S. Walker, Member

                           WS VENTURES MANAGEMENT, L.P.

                           By: WSV Management, L.L.C., its general partner

                           By:   /s/ Reid S. Walker
                               -------------------------------------------------
                               Reid S. Walker, Member

                           WS OPPORTUNITY FUND, L.P.

                           By: WS Ventures Management, L.P., its general partner

                           By: WSV Management, L.L.C., its general partner

                           By:   /s/ Reid S. Walker
                               -------------------------------------------------
                               Reid S. Walker, Member

                           WS OPPORTUNITY FUND (Q.P.), L.P.

                           By: WS Ventures Management, L.P., its general partner

                           By: WSV Management, L.L.C., its general partner

                           By:   /s/ Reid S. Walker
                               -------------------------------------------------
                               Reid S. Walker, Member

---------------------                                        -------------------
CUSIP No. - 428658105                                        Page 20 of 20 Pages
---------------------                                        -------------------

                           WS OPPORTUNITY FUND INTERNATIONAL, LTD.

                           By: WS Ventures Management, L.P., its agent and
                               attorney-in-fact

                           By: WSV Management, L.L.C., its general partner

                           By:   /s/ Reid S. Walker
                               -------------------------------------------------
                               Reid S. Walker, Member

                                 /s/ Reid S. Walker
                               -------------------------------------------------
                               REID S. WALKER

                                 /s/ G. Stacy Smith
                               -------------------------------------------------
                               G. STACY SMITH

                                 /s/ Patrick P. Walker
                               -------------------------------------------------
                               PATRICK P. WALKER

                                    EXHIBITS

Exhibit 1 Joint Filing Agreement, dated February 11, 2004, entered into by and among WS Capital, L.L.C., WS Capital Management, L.P., Walker Smith Capital, L.P., Walker Smith Capital (Q.P.), L.P., Walker Smith International Fund, Ltd., WSV Management, L.L.C., WS Ventures Management, L.P., WS Opportunity Fund, L.P., WS Opportunity Fund (Q.P.), L.P., WS Opportunity Fund International, Ltd., Reid S. Walker, G. Stacy Smith and Patrick P. Walker.